SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21

LIST OF ACTIVE SUBSIDIARIES AS OF JANUARY 31, 2004

Company Name	Jurisdiction of Creation
Humphreys Argentina Calificadora de Riesgo S.A. (p/k/a Ratto-Humphreys, Calificadora de Riesgo S.A.)	Argentina

Moody’s Latin America Calificadora de Riesgo S.A. (p/k/a Magister Bankwatch Calificadora de Riesgo S.A.)	Argentina

Moody’s Investors Service Pty. Limited	Australia

Moody’s America Latina Ltda.	Brazil

Moody’s Latin America Holding Corporation	British Virgin Islands

Moody’s Holdings BVI, Ltd.	British Virgin Islands

Moody’s Holdings (BVI) Limited	British Virgin Islands

Moody’s Investors Service (B.V.I.) Limited	British Virgin Islands

Moody’s Canada Inc.	Canada

Moody’s Investors Service (Beijing) Ltd.	China

Moody’s Interbank Credit Service Limited	Cyprus

MIS Quality Management Corp.	Delaware

Moody’s Assureco, Inc.	Delaware

Moody’s Investors Service, Inc.	Delaware

Moody’s Holdings, Inc.	Delaware

Moody’s Israel Holdings, Inc.	Delaware

Moody’s KMV Company	Delaware

Moody’s Overseas Holdings, Inc.	Delaware

Moody’s Investors Service Ltd.	England

Moody’s Holdings UK Limited	England

Moody’s KMV Limited	England

Syndicate Underwriting Research Ltd.	England

Moody’s France SA	France

Moody’s Deutschland GmbH	Germany

Moody’s Asia Pacific Limited	Hong Kong

Moody’s China Financial Information Service, Ltd.	Hong Kong

Moody’s Investment Company India Pvt. Ltd.	India

Moody’s Mauritius Holdings Limited	India

Moody’s Risk Management Services, Ltd.	Ireland

Moody’s Italia S.r.l.	Italy

KMV Asia KK	Japan

Moody’s Japan Kabushiki Kaisha	Japan

Korea Investors Service, Inc.	Korea

Administracion de Calificadoras, S.A. de C.V.	Mexico

Moody’s de Mexico S.A. de C.V.	Mexico

Moody’s Holdings B.V.	Netherlands

Moody’s Assurance Company, Inc.	New York

Moody’s Singapore Pte. Ltd.	Singapore

Moody’s Investors Service South Africa (Pty) Limited	South Africa

Moody’s Investors Service Espana, S.A.	Spain

Moody’s Taiwan Corporation	Taiwan

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